Exhibit 99.1

Live Oak Bancshares Appoints David Salyers to Board of Directors

WILMINGTON, N.C. (October 7, 2019) – Live Oak Bancshares announced today the appointment of David Salyers to its board of directors effective October 3, 2019. Salyers has also been appointed to the board of directors of Live Oak Bank.

Salyers spent 37 years at Chick-fil-A, Inc., and retired in 2018 as one of two original marketing executives at the Atlanta-based restaurant chain. He spent his entire career at the company and saw growth of more than 2,300 Chick-fil-A restaurants around the country.

“David understands how to build an exceptionally strong business culture, develop thoughtful leaders, and empower entrepreneurialism at a massive scale. His insight and experience will be a valuable asset to our board,” said Live Oak Chairman and CEO James S. (Chip) Mahan, III. “Live Oak’s core tenets are based in being service oriented, and we welcome his guidance as we continue to grow and serve America’s small businesses with the same laser-like dedication we always have.”

In addition to his time at Chick-fil-A, Salyers has been involved in venture capital partnerships, technology ventures and currently serves on various boards of national marketing organizations and nonprofits. He is the co-author of the company culture book “Remarkable!” and co-founded Champion Tribes, an organization that helps fathers and sons connect in meaningful ways. He was also recently hired by the University of Georgia to serve as the inaugural Startup Mentor in Residence.

Salyers attended Wake Forest University, the Universidad de Madrid in Madrid, Spain, and graduated from the University of Georgia and the Harvard Business School Advanced Management Program.

“It is an honor and privilege to join the Live Oak team. The people, culture and organization are so impressive that I’ve been a longtime investor,” said Salyers. “Truett Cathy, the founder of Chick-fil-A, taught me that businesses don’t succeed or fail, people do, so, if you want a successful business surround yourself with successful people. What I see at Live Oak is a group of smart, passionate, entrepreneurial, dedicated people on a mission to re-invent the way we experience banking. I am drawn to counter-intuitive ideas and businesses and a bank without branches -- now that is remarkable!”

About Live Oak Bancshares

Live Oak Bancshares, Inc. (Nasdaq: LOB) is the financial holding company and parent company of Live Oak Bank and partners with businesses that have a common focus of changing the banking industry. Using technology and innovation, Live Oak Bancshares brings efficiency and excellence to its customers. To learn more, visit www.liveoakbank.com.

Contact:
Claire Parker, VP of Corporate Communications
910.597.1592
claire.parker@liveoak.bank

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